                                                                    Exhibit 99.6

                                    AMENDMENT
                                       TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                                     BETWEEN
                           TRIDENT INTERNATIONAL, INC.
                                       AND
                                ELAINE A. PULLEN


         This Amendment (the "Amendment") to the Executive Employment Agreement between Trident International, Inc. (the "Company") and Elaine A. Pullen (the "Executive") dated as of November 1, 1997 (the "Agreement"), is dated as of January 6, 1999.

         WHEREAS, in order to clarify certain provisions of the Agreement as they relate to a potential change in control of the Company, the undersigned parties to the Agreement wish to amend the Agreement as described herein; and

         WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement.

         NOW THEREFORE, the undersigned parties to the Agreement hereby agree as follows:

         1. Section 6.E of the Agreement is hereby amended and restated in its entirety to provide as follows:

         "E. Notwithstanding the foregoing, failure to object in writing to the changes listed above within 180 days of any such change following a Change in Control of the Company shall constitute a waiver of such change being deemed an Involuntary Termination; provided, however, that in connection with any change (or alleged change) following a Change in Control consummated on or prior to April 30, 1999, the period for objecting to any such change (or alleged change) shall be extended to December 31, 1999, and in no event shall the Executive be deemed to have waived any rights under this Section 6 prior to December 31, 1999."

         2. Section 6 of the Agreement is hereby amended to add the following Section 6.H.:

         "H. The Company and the Executive acknowledge and agree that the payments provided for hereunder represent reasonable compensation for personal services provided hereunder. In furtherance of the foregoing, the Company further agrees that, if any portion of the payments to be received by you hereunder, when considered together with all other amounts to be received by you from the Company or any successor entity, would constitute an "excess parachute payment" (within the meaning of ss.280G of the Internal Revenue Code of

1986, as amended), then the Company shall gross-up that portion of such payment by an amount (the "Gross-up Amount") sufficient to provide you with the same after-tax amount you would have received but for any excise taxes due under ss.280G or any additional income taxes due on such grossed-up amount; provided, however, that in no event shall the Gross-up Amount exceed $160,000."

         3. Except as expressly provided herein, the Agreement shall remain in full force and effect.



         IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first set forth above.



                                 TRIDENT INTERNATIONAL, INC.


                                 By: /s/ R. Hugh Van Brimer
                                     -----------------------------------------
                                     Name: R. Hugh Van Brimer
                                     Title: Chairman of the Board of Directors



                                 EXECUTIVE


                                     /s/ Elaine A. Pullen
                                     -----------------------------------------
                                     Elaine A. Pullen